Exhibit H

STATE OF ISRAEL
MINISTRY OF FINANCE

OFFICE OF THE LEGAL ADVISOR

March 16, 2016

Re:	Registration Statement of

the State of Israel on Schedule B

Registration Statement No. 333-184134

Ladies and Gentlemen:

I, Legal Advisor (Acting) to the Ministry of Finance of the State of Israel, have reviewed the above-referenced Registration Statement (the “Registration Statement”), the Prospectus dated January 6, 2016 (the “Prospectus”), the Prospectus Supplement dated March 9, 2016 (the “Prospectus Supplement”), the Fiscal Agency Agreement dated as of March 13, 2000 (the “Fiscal Agency Agreement”), as amended by Amendment No. 1 to Fiscal Agency Agreement dated as of February 24, 2004, as amended by Amendment No. 2 to Fiscal Agency Agreement dated as of January 5, 2016, between the State of Israel (“Israel”) and Citibank, N.A., and the Underwriting Agreement dated March 9, 2016 (the “Underwriting Agreement” and, with the Fiscal Agency Agreement, the “Agreements”) by and among Israel and Barclays Capital Inc., Citigroup Global Markets Inc. and Goldman, Sachs & Co. (the “Underwriters”), pursuant to which Israel has issued and offered for sale an aggregate of U.S.$1,000,000,000 2.875% bonds due March 16, 2026 (the “2026 Bonds”) and U.S.$500,000,000 4.50% bonds due January 30, 2043 (the “2043 Bonds” and, together with the 2026 Bonds, the “Offered Securities”).

The issuance of the Offered Securities has been authorized pursuant to the State Property Law of the State of Israel.

It is my opinion that when the Offered Securities have been duly authorized, executed and delivered by Israel and authenticated in accordance with the Agreements and delivered to and paid for by the Underwriters as contemplated by the Registration Statement and the Agreements, the Offered Securities will constitute valid and legally binding direct and unconditional obligations of Israel under and with respect to the present laws of Israel.

It is also my opinion that the principal anticipated Israeli tax consequences of the purchase, ownership, and disposition of the Bonds are as set forth in that section of the Prospectus Supplement entitled “Taxation – Israeli Taxation.”

I consent to the filing of this opinion as an exhibit to Amendment No. 2 to the Annual Report of the State of Israel on Form 18-K for the fiscal year ended December 31, 2014, and to the use of my name under the headings “Validity of the Bonds” in the Prospectus Supplement and “Validity of the Debt Securities” in the Prospectus. In giving the foregoing consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission (the “SEC”) thereunder. I also consent to the reliance on this opinion by Arnold & Porter LLP as to any matter relating to the laws of Israel, in connection with any opinion required to be filed with or delivered to the SEC.

Very truly yours,

/s/ Asi Messing

Asi Messing
Legal Advisor (Acting)
Ministry of Finance